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                                                                    EXHIBIT 23.3

                     REPORT OF INDEPENDENT ACCOUNTANTS ON
                         FINANCIAL STATEMENT SCHEDULE


To the Board of Directors of
Voyager.net, Inc.:

Our audits of the consolidated financial statements referred to in our report dated February 10, 2000 (except for Note 18 for which the date is March 12,
2000) of Voyager.net, Inc. also included an audit of the financial statement schedule listed in Item 14(a)(2) herein. In our opinion, the financial statement schedule presents fairly, in all material respects, the information set forth therein when read in conjunction with the related consolidated financial statements.


PricewaterhouseCoopers LLP

Grand Rapids, Michigan
February 10, 2000